Exhibit 99.1

Lincare Holdings Inc. Announces Second Quarter and First Half 2010 Financial Results

Press Release Source: Lincare Holdings Inc. On Monday July 19, 2010, 4:30 pm

CLEARWATER, Fla., July 19, 2010 (GLOBE NEWSWIRE) — Lincare Holdings Inc. (Nasdaq:LNCR - News) today announced financial results for the three and six months ended June 30, 2010.

For the quarter ended June 30, 2010, net revenues were $418.4 million, a 10.0% increase over net revenues of $380.4 million for the second quarter of 2009. Net income for the quarter ended June 30, 2010, was $46.4 million, a 38.7% increase over net income of $33.5 million for the second quarter of 2009. Diluted earnings per share were $0.47 for the quarter ended June 30, 2010, a 43.5% increase over diluted earnings per share of $0.33 for the comparable prior year period.

Revenues for the six months ended June 30, 2010, were $828.4 million, a 10.2% increase over net revenues of $752.0 million for the comparable period in 2009. Net income for the six months ended June 30, 2010, was $90.1 million, a 51.5% increase over net income of $59.5 million for the first half of 2009. Diluted earnings per share were $0.92 for the six months ended June 30, 2010, a 62.4% increase over diluted earnings per share of $0.56 for the comparable period last year.

Lincare generated $142.0 million of cash from operating activities during the first six months of 2010 and invested $54.9 million in net capital expenditures and $11.3 million in business acquisitions. The Company repurchased 1.6 million shares of its common stock during the first half of the year for $50.0 million and common shares outstanding at June 30, 2010 were 98,088,291. As of June 30, 2010, total long term obligations, including current installments, were $495.7 million and cash and investments were $125.1 million.

John P. Byrnes, Lincare’s Chief Executive Officer, said, “We are pleased with Lincare’s operating and financial performance in the first half of 2010.”

Mr. Byrnes added, “The Centers for Medicare and Medicaid Services (CMS) recently announced the results of a new Competitive Bidding Program for items of durable medical equipment (DME) and related services in nine metropolitan markets commencing in 2011. The program restricts access to DME items for Medicare beneficiaries to a limited number of providers that CMS selects based on the lowest bid prices submitted. CMS has announced average savings of approximately 32% off the current payment rates for those items in the nine markets.”

“We believe that the pricing mechanism used by CMS to determine the payment rates within each of the nine markets is fundamentally flawed. Rather than contracting with each winning bidder at the actual bid amounts submitted by those providers, CMS sets rates for each item within the bid markets at the median bid prices submitted by the winning providers. We believe that many providers submitted bids at rates that are unsustainably low (expecting that the median price established by CMS would be higher) in an attempt only to “make the list” of winning bidders, encouraging a “race to the bottom” and the sacrifice of critical patient services. Further, CMS has stated that a significant number of contracts were awarded to companies that do not currently provide the contracted equipment and services to patients in those markets. We are concerned that the 32% price reduction is an indication that such providers may not understand the specific state regulations which require clinical support and intervention for patients in conjunction with the equipment provided. We encourage CMS to release all appropriate bid information used to set the median prices for all of the items in each of the nine markets so the bidding process is fully transparent for review by the Congress, patients and caregivers, and providers.”

“Lincare submitted bids in all nine markets at rates it believed were consistent with maintaining high quality care for the Medicare beneficiaries in those markets. Lincare has been offered contracts to provide oxygen equipment in just two of the nine markets — Charlotte and Miami — and we have executed those contracts even though the composite bid prices submitted by Lincare in those markets exceed the new rates established by CMS in Charlotte by 19% and in Miami by 16%. We decided to execute the contracts we were offered because we believe we can support the Medicare beneficiaries in those markets by subsidizing their care with the resources we have available to us as a national company. We have serious concerns about the care that will be available to similar patients in the other seven markets. Lincare has no current plans to acquire contracts from winning bidders in those seven markets.”

Mr. Byrnes continued, “We urge CMS, prior to expanding competitive bidding to additional markets, to implement simple changes that would bring additional protections for patients and integrity to the bidding process. Specifically, CMS should reduce the risk of artificially low bids by accepting contracts for each selected bidder at the actual bid rates submitted by those bidders. Such changes are essential to ensure that the expected savings generated by the Competitive Bidding Program are not overwhelmed by increases in aggregate health care expenditures for the Medicare program (and for Medicare beneficiaries).”

Separately, Lincare announced that the average sales price (ASP) data published by CMS for the third quarter of 2010 includes reductions in the Medicare payment rates for inhalation drugs that will result in a reduction in the Company’s net revenues of approximately $7.0 million per quarter.

Lincare, headquartered in Clearwater, Florida, is one of the nation’s largest providers of respiratory therapy and other services to patients in the home. The Company provides services and equipment to more than 750,000 customers in 48 states through 1,081 local centers.

Statements in this release concerning future results, performance or expectations are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All forward-looking statements included in this document are based upon information available to Lincare as of the date hereof and Lincare assumes no obligation to update any such forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause Lincare’s actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. In some cases, forward-looking statements that involve risks and uncertainties contain terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or variations of these terms or other comparable terminology.

Key factors that have an impact on Lincare’s ability to attain any estimates contained in this release include potential reductions in reimbursement rates by government and other third party payors, changes in reimbursement policies, the demand for Lincare’s products and services, the availability of appropriate acquisition candidates and Lincare’s ability to successfully complete and integrate acquisitions, efficient operation of Lincare’s existing and future operating facilities, regulation and/or regulatory action affecting Lincare or its business, economic and competitive conditions, access to borrowed and/or equity capital on favorable terms and other risks described in the filings of Lincare with the Securities and Exchange Commission.

In developing its forward-looking statements, Lincare has made certain assumptions relating to reimbursement rates and policies, internal growth and acquisitions and the outcome of various legal and regulatory proceedings. If the assumptions used by Lincare differ materially from what actually occurs, then actual results could vary significantly from the performance projected in the forward-looking statements. Lincare is under no duty to update any of the forward-looking statements after the date of this release.

LINCARE HOLDINGS INC.

Financial Summary

(Unaudited)

(In thousands, except share and per share data)

	For the three months ended
	June 30, 2010	June 30, 2009

Net revenues	$418,366	$380,359

Cost and expenses:
Costs of goods and services	113,589	105,484
Operating expenses	99,673	96,745
Selling, general and administrative expenses	84,280	79,716
Bad debt expense	6,275	5,705
Depreciation and amortization expense	29,397	29,996

Operating income	85,152	62,713

Interest expense, net	8,874	8,532

Income before income taxes	76,278	54,181

Income taxes	29,863	20,708

Net income	$46,415	$33,473

Basic earnings per common share	$0.48	$0.33

Diluted earnings per common share	$0.47	$0.33

Dividends declared per common share	$0.20	$0.00

Weighted average number of common shares outstanding	96,080,021	101,551,304

Weighted average number of common shares and common share equivalents outstanding	98,676,500	102,145,775

	For the six months ended
	June 30, 2010	June 30, 2009

Net revenues	$828,406	$752,033

Cost and expenses:
Costs of goods and services	224,515	208,064
Operating expenses	198,200	193,842
Selling, general and administrative expenses	168,331	165,270
Bad debt expense	12,426	11,280
Depreciation and amortization expense	58,923	59,050

Operating income	166,011	114,527

Interest expense, net	17,715	16,755

Income before income taxes	148,296	97,772

Income taxes	58,245	38,315

Net income	$90,051	$59,457

Basic earnings per common share	$0.94	$0.57

Diluted earnings per common share	$0.92	$0.56

Dividends declared per common share	$0.20	$0.00

Weighted average number of common shares outstanding	95,896,262	104,813,318

Weighted average number of common shares and common share equivalents outstanding	98,165,238	105,288,261

LINCARE HOLDINGS INC.

Selected Balance Sheet Data

(Unaudited)

(In thousands)

	June 30, 2010	December 31, 2009

Cash and Investments	$125,138	$79,078

Accounts Receivable, Net	203,883	159,542

Current Assets	376,471	284,950

Total Assets	1,981,986	1,877,194

Current Liabilities	191,487	163,467

Total Long-Term Obligations, Including Current Installments	495,691	484,871

Stockholders’ Equity	962,450	901,915

On May 14, 2010, the Company announced that its Board of Directors declared a three-for-two stock split effected in the form of a 50% stock dividend on the Company’s common stock. The additional shares were distributed to shareholders on June 15, 2010. All share and per share information has been adjusted retrospectively for all periods presented to reflect this stock split.

Contact:

Lincare Holdings Inc.

Paul G. Gabos

(727) 530-7700